SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2010

Commission File Number: 0-21092

OCTuS Inc.
(Exact name of registrant as specified in its charter)

Nevada	33-0013439
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

803 Second Street, Suite 303, Davis CA 95616
(Address of principal executive offices) (Zip Code)

(530) 564-0300
(Registrant's Telephone Number, Including Area Code)

(Former name and address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CF1R 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 17, 2010, Octus, Inc., a Nevada corporation (the "Company"), entered into an Asset Purchase Agreement and related agreements (the "Agreement") with Quantum Energy Solutions, Inc., a California corporation ("Quantum"), pursuant to which the Company has agreed to purchase substantially all of the assets of Quantum for a purchase price subject to certain post-closing adjustments described in the Agreement, and the Company's agreement to assume certain liabilities associated with Quantum (the "Transaction"). The closing of the Transaction under the Agreement is subject to customary closing conditions, including those described below. Consideration to be paid and liabilities assumed by the Company in the Transaction include:

- 150,000 shares of common stock granted to Quantum

- Assumption of approximately $89,000 in Quantum accounts payable and credit facilities

- Assumption of $130,000 in Quantum long-term debt

- Assumption of approximately $53,000 in Quantum accounts receivable

- Two-year consulting agreement with Quantum President Jim Collins

The closing of the Transaction is conditional upon, among other things, customary closing conditions, including: (1) the accuracy of the representations and warranties of each party as of the closing, (2) the performance in all material respects by the parties of their respective covenants, agreements and obligations under the Agreement, and (3) reconciliation of acquired assets and assumed liabilities associated with the Transaction. Under the Agreement, the Company will offer employment to all active employees of Quantum and continue relationships with independent contractors of Quantum as of the closing date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

OCTuS Inc.

Date: May 21, 2010	By:	/s/ Christian J. Soderquist
Christian J. Soderquist Chief Executive Officer